EXHIBIT 99.1
Insignia Solutions Reports Second Quarter 2005 Financial Results
•	Second Quarter 2005 Revenues Increase Over Prior Year’s Quarter to $734,000

•	Shareholders’ Equity at $3.0 Million

•	Customer Base Expands With Six New Mobile Operators
FREMONT, Calif.—August 10, 2005—Insignia Solutions (Nasdaq: INSG) today reported unaudited financial results for the second quarter and six months ended June 30, 2005.
Total revenues for the second quarter of 2005 were $734,000 compared to $107,000 in the same period in the prior year and $462,000 in the first quarter of 2005. In the first quarter of 2005, $213,000 of pre-acquisition revenues of Mi4e were not included in Insignia’s reported results. During the recently completed second quarter, 32% of revenues were from sales of the Device Management Server (DMS), 31% from sales of Open Management Client (OMC), 31% were from sales of Secure System Provisioning (SSP) and 6% from Device Capability Server (DCS).
The operating loss for the second quarter of 2005 was $1.6 million compared to a loss of $1.8 million in the same period of the prior year, and a loss of $1.8 million in the first quarter of 2005. Loss per share for the second quarter of 2005 was $0.04 per share, compared to a loss of $0.04 per share in the same period of the prior year and a loss of $0.05 per share in the first quarter of 2005. Operating expenses in the quarter were $2.3 million compared to $1.9 million in the same period of the prior year and $2.3 million in the first quarter of 2005.
Total revenues for the six months ended June 30, 2005 were $1.2 million compared to $0.4 million in the same period of the prior year. The operating loss for the six months ended June 30, 2005 was $3.4 million compared to a loss of $3.7 million in the same period of the prior year. Loss per share for the six months ended June 30, 2005 was $0.09 per share, compared to a loss of $0.11 per share in the same period of the prior year. Operating expenses for the six months ended June 30, 2005 were $4.6 million compared to $4.1 million in the same period of the prior year.
The Company’s cash and cash equivalents were $842,000 as of June 30, 2005 compared to $902,000 at December 31, 2004. Shareholders’ equity at June 30, 2005 was $3.0 million compared to $1.3 million at December 31, 2004. In late June the Company received $1.0 million of funding from Fusion Capital and other investors, and in early July received a further $0.4 million from other institutional investors. The June stock transaction increased the second quarter loss attributable to ordinary shareholders through a deemed dividend of $415,000 or $0.01 per share; this deemed dividend had no impact on the Company’s reported consolidated net equity. At June 30, 2005, the Company had approximately 42.4 million ordinary shares issued and outstanding compared to 35.7 million ordinary shares at December 31, 2004.
Mark McMillan, CEO of Insignia Solutions, commented, “We continue to make significant progress extending our market reach and gaining mindshare with mobile operators worldwide. Indicative of the industry’s validation of our products and technology, six new mobile operators signed licensing agreements for Insignia products during the second quarter. We are moving quickly to capitalize on the opportunities in our growing pipeline and remain encouraged by the traction for all of the products in our portfolio. We are also pleased to see roughly equal revenue contributions from our European, American and Asian operations indicating broad acceptance of our products globally.”

Mr. McMillan concluded, “We are excited by the evolving landscape of mobile device management and believe that Insignia’s competitive advantages should position us solidly for the adoption phase of next generation mobile device management solutions. We are committed to long-term growth and delivering value to all our stakeholders.”
Other Highlights of the Quarter
•	On June 28, 2005, Insignia announced that Huawei Technologies of China licensed Insignia’s Mobile Device Management Suite in a move to expand Huawei’s product offerings to mobile operators.

•	On June 20, 2005, Insignia announced that Pantech Co., Ltd. of Korea licensed Insignia’s Open Management Client (OMC), Insignia’s device management client for mobile phones, from Insignia Asia Corp., Insignia’s Korean joint venture.

•	On May 18, 2005, Insignia announced that Nasdaq had terminated its proceedings for the delisting of the ADSs from the Nasdaq SmallCap Market.

•	On May 11, 2005, Insignia and TTPCom of the United Kingdom announced that TTPCom licensed Insignia’s Open Management Client (OMC). TTPCom will offer Insignia’s OMC with its AJAR mobile applications platform to support parameter setting and provisioning for WAP, GPRS, MMS and SMS settings.
Guidance for 2005 Third Quarter
Insignia expects its revenues for the third quarter to be in excess of the level achieved in the second quarter of 2005. Expenses are expected to be approximately at the same level or slightly below the level of Insignia’s second quarter 2005 expenses.
Conference Call
Insignia Solutions will host a conference call today at 2:00 p.m., Pacific Time. A live webcast of the conference call will be available via a link on the Investor Relations portion of Insignia’s website at www.insignia.com. An on-demand archive of the call will be available at the company’s website for a period of two weeks.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties such as the outcome of the June 30, 2005 audit currently in progress in connection with anticipated regulatory filings, statements regarding revenue and expenses for the third quarter of 2005, the expected benefits of the Mi4e acquisition, customer demand, Insignia’s sales pipeline and expected revenue, expenses and growth. The results for the third quarter of 2005 may differ from the guidance discussed above due to factors described under risk factors in the Company’s annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. Historical results are not necessarily indicative of future performance. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability, intense competition in our markets and the unpredictability of our revenue. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking statements in this release.

About Insignia Solutions
Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia SSPv2 product is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. Insignia is headquartered in Fremont, California, with research and development and European operations based in the United Kingdom and Sweden as well as regional offices in Hong Kong and Seoul. For additional information about Insignia or its products, please visit www.insignia.com.
Insignia’s global customer list includes ACCS, Amena, Axalto, Campuz Mobile, CTBC, Dobson, I wireless, MTN, New World Mobility, Porta, Telstra, 3, Soutec, Spinbox and Vodacom.
Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks of Insignia Solutions, Inc.
     CONTACT:
Insignia Solutions
Roger Friedberger, 510-360-3700
or
Financial Dynamics
Jordan Goldstein or Quynh Nguyen, 415-439-4500

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenues:
License	$500	$105	$917	$421
Service	234	2	279	5

Total net revenues	734	107	1,196	426

Expenses:
Cost of net revenues	94	5	99	28
Sales and marketing	667	529	1,329	1,345
Research and development	767	661	1,591	1,472
General and administrative	703	670	1,484	1,261
Amortization of intangible assets	97	—	110	—

Total operating expenses	2,328	1,865	4,613	4,106

Operating loss	(1,594)	(1,758)	(3,417)	(3,680)
Interest income (expense), net	(43)	3	(42)	2
Other income (expense), net	188	264	157	251

Loss before income taxes	(1,449)	(1,491)	(3,302)	(3,427)
Provision for (benefit from) income taxes	—	(187)	36	(213)

Net loss	(1,449)	(1,304)	(3,338)	(3,214)
Dividend related to beneficial conversion feature of preferred stock	(415)	—	(415)	—

Net loss attributable to ordinary shareholders	$(1,864)	$(1,304)	$(3,753)	$(3,214)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.09)	$(0.11)

Weighted average shares and share equivalents:
Basic and diluted	42,407	29,240	40,956	28,928

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$842	$902
Restricted cash	50	50
Accounts receivable, net of allowances of $195 and $0, respectively	617	175
Other receivables	66	241
Tax receivable	137	322
Prepaid expenses	261	456

Total current assets	1,973	2,146

Property and equipment, net	123	140
Intangible assets, net	2,290	—
Goodwill	567	—
Investment in affiliate	—	68
Other noncurrent assets	228	233

	$5,181	$2,587

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payable	$779	$241
Accrued liabilities	1,234	995
Notes payable	64	—
Deferred revenue	118	10

Total current liabilities	2,195	1,246

Shareholders’ equity:
Ordinary shares	14,470	11,939
Additional paid-in capital	66,911	64,459
Accumulated deficit	(77,934)	(74,596)
Other accumulated comprehensive loss	(461)	(461)

Total shareholders’ equity	2,986	1,341

	$5,181	$2,587